Press Release Exhibit 99.1
For Release November 9, 2004 at 7:00 am EST

Compex Technologies FQ1 Revenue Up 13% to $21.7 Million. Net Income $229,000 or $0.02 Diluted
EPS. Revenue Increases in All Divisions.

New Brighton, MN – November 9, 2004 — Compex Technologies (Nasdaq: CMPX) reported today consolidated revenue for the first fiscal quarter ended September 30, 2004 increased 13% to $21.7 million compared with $19.2 million in the comparable quarter a year earlier. Net income for the quarter was $229,000 or $0.02 diluted earnings per share compared with net income of $354,000 or $0.03 diluted earnings per share in the first quarter of fiscal 2004.

Revenue in the U.S. Medical Division increased to $13.2 million from $12.5 million in the first quarter of fiscal 2004. U.S. Consumer Division revenue grew to $925,000 from $49,000 a year ago and International Division revenue rose to $7.5 million from $6.6 million a year ago.

Gross profit margin for the fiscal first quarter improved to 68.1% from 66.4% last year. Last year’s gross margin was negatively impacted by the sale of inventory acquired at a higher cost than inventory we currently manufacture and sell.

Operating expenses for the quarter increased to $14.3 million, an increase of 19% over the $12.0 million recorded for the same period last year. This increase reflects our US Consumer Division commitment to promotion and advertising, our investment in more direct sales representatives and additional personnel and consulting expenses associated with Sarbanes Oxley compliance.

Compex President and CEO Dan W. Gladney said, “Our U.S. Medical Division, representing approximately 61% of our net revenue, showed a handsome increase in the pain management business, which is primarily direct. Total gross revenue from our US Medical Division was up 16% over a year ago reflecting the results of our efforts to expand our sales force and focus more marketing effort on calling directly on physicians. This was partially offset by a 7% increase in our sales credit reserve and a 3% decline in our wholesale revenue, which is primarily rehabilitation products, where we face reimbursement pressures on the West Coast and competition from low cost devices.

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“Our U.S. Consumer Division had an excellent quarter, and is ahead of our internal targets. In fact, the $925,000 in revenue for the quarter was greater than we recorded in our consumer business all of last year. This can be attributed to the excellent response our products have received, including sales through Home Shopping Network. We are now into the holiday selling season and we’ve just wrapped up a second Home Shopping Network campaign in October, which went very well. In addition, General Nutrition Centers, GNC, begins the roll out of our Slendertone products this month. GNC has 4,800 retail locations nationwide that cater to fitness and wellness markets. We’re not yet in all of these locations, but we expect to be in approximately 1,000 GNC locations by the end of our second fiscal quarter.

“Unit sales in the quarter were up 30% in our International Division. The product mix has shifted toward our lower priced models that were introduced this past summer. Our Energy and Body line of products are targeted at the health and wellness markets and price points for this market are below our higher priced models for competitive athletes,” Gladney said.

Looking forward, the company said for the fiscal year ending June 30, 2005 its targets for diluted earnings per share is in the range of $.28 to $.32 with revenues of $94 million to $100 million. The foregoing statement regarding annual targets is forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

Compex Technologies has scheduled an investor conference call at 1:00 p.m. eastern standard time, November 9, 2004, to discuss first quarter results and to answer questions.

To participate in the live call, domestic callers should dial 866-453-5550 and enter PIN 4402212. International callers should dial 678-460-1860 and use the same PIN. A telephone replay will be available until 11:00 p.m. Eastern Time on November 23rd by dialing 866-453-6660 and reference number 151428.

An investment profile on Compex Technologies, Inc. may be found at http://www.hawkassociates.com/compex/profile.htm

About Compex Technologies
Compex Technologies is a worldwide leader in designing and manufacturing transcutaneous electrical nerve stimulation and electrical muscle stimulation (EMS) products used for pain management, rehabilitation, fitness and sports performance enhancement in clinical, home healthcare, sports and occupational medicine settings. Compex is the first U. S. company to offer consumers EMS technology in FDA-cleared, over-the-counter products for sports-performance enhancement, improved physical fitness and general well being. Detailed information about Compex may be found on the websites http://www.compextechnologies.com and http://www.slendertone.com.

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For investor relations information contact CFO Scott Youngstrom at (800) 676-6489 or Frank Hawkins or Julie Marshall, Hawk Associates at (305) 852-2383. Email: info@hawkassociates.com.

Copies of Compex press releases, price quotes, SEC filings, analyst reports and other valuable information for investors may be found on the website http://www.hawkassociates.com

Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2004, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex Technologies and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex Technologies filings with the SEC, including, but not limited to:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex Technologies substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex Technologies compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

•	The United States consumer market for electrical stimulation products is new and developing;

•	Our ability in the United States to establish consumer demand with a limited marketing budget and secure contracts with significant retailers;

•	Negative publicity about electrical stimulation products;

•	World events that affect the economies of the countries in which its products are sold; and

•	Other factors that affect the industry in which Compex Technologies functions.

—Tables to Follow—

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
ASSETS	2004	2004

CURRENT ASSETS
Cash and cash equivalents	$3,198,832	$3,753,820
Receivables, less reserves of $17,665,865 and $18,840,840	28,802,468	30,000,209
at June 30, 2003 and September 30, 2004, respectively
Inventories, net	12,990,417	12,876,175
Deferred tax assets	6,008,936	6,008,936
Prepaid expenses	3,646,300	2,721,804

Total current assets	54,646,953	55,360,944
Property, plant, and equipment, net	4,798,656	4,814,076
Goodwill	15,501,566	15,587,726
Other intangible assets, net	908,841	826,092
Deferred tax assets	224,679	241,282
Other assets	128,701	144,847
Total current assets	$76,209,396	$76,974,967

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$1,268,910	$2,484,400
Notes payable	2,200,000	3,500,000
Accounts payable	5,678,181	4,490,087
Accrued liabilities -
Payroll	1,990,591	1,919,929
Commissions	917,068	952,349
Income taxes	1,731,444	1,224,563
Other	3,377,681	3,863,149
Total current liabilities	17,163,875	18,434,477

LONG-TERM LIABILITIES
Long-term debt	2,436,200	1,242,200
Deferred tax liabilities	278,286	281,560
Total liabilities	19,878,361	19,958,237

STOCKHOLDERS’ EQUITY
Common stock, $.10 par value: 30,000,000 shares authorized;	1,242,574	1,245,410
issued and outstanding 12,425,747 and 12,454,107 shares
at June 30, 2004 and September 30, 2004, respectively
Preferred stock, no par value: 5,000,000 shares authorized;	—	—
none issued and outstanding
Additional paid in capital	32,887,912	33,100,052
Unearned compensation on restricted stock	(119,370)	(100,522)
Accumulated other non-owner changes in equity	2,340,916	2,564,064
Retained earnings	19,979,003	20,207,726
Total stockholders' equity	56,331,035	57,016,730

Total liabilities and stockholders' equity	$76,209,396	$76,974,967

COMPEX TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	September 30

	2003	2004

Net sales and rental revenue	$19,156,266	$21,653,738
Cost of sales and rentals	6,437,246	6,914,618

Gross profit	12,719,020	14,739,120
Operating expenses:
Selling and marketing	8,101,523	9,843,630
General and administrative	3,301,719	3,744,533
Research and development	628,477	722,535

Total operating expenses	12,031,719	14,310,698

Income from operations	687,301	428,422
Other income (expense):
Interest expense	(153,743)	(79,585)
Other	55,599	30,886

Income before income taxes	589,157	379,723
Income tax provision	235,000	151,000
Net income	$354,157	$228,723

Net income per common and common equivalent share
Basic	$0.03	$0.02

Diluted	$0.03	$0.02

Weighted average number of shares outstanding
Basic	11,025,140	12,454,107

Diluted	11,800,286	13,020,849